PROSPECTUS SUPPLEMENT dated March 1, 2000
(to Prospectus dated February 11, 2000)


                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

      This Prospectus Supplement supplements our Prospectus dated February 11, 2000 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

Additional Senior Medium-Term Notes, Series C

We have issued $605,000,000 aggregate      The interest rate bases or formulas
principal amount of our Senior             applicable to Series C Notes that
Medium-Term Notes, Series C (the           bear interest at floating rates are
"Series C Notes") since the date of        indicated in the table below. The
the Prospectus. In the table below we      Series C Notes are not subject to a
specify the following terms of those       sinking fund and are not redeemable
Series C Notes:                            unless a redemption date is indicated
o    Issuance Date;                        below. Unless otherwise indicated
o    Principal amount;                     below, Series C Notes that are
o    Maturity date;                        redeemable are redeemable at 100% of
o    Interest rate and redemption          their principal amount, plus accrued
     Dates, if any.                        and unpaid interest, if any, to the
                                           redemption date.


                                                                 Interest Rate/
Issuance            Principal Amount      Maturity Date         Redemption Date
--------            ----------------      -------------         ---------------

February 18, 2000   $    255,000,000      February 15, 2002     7.22%

February 18, 2000         50,000,000      February 15, 2002     7.22%

February 18, 2000         75,000,000      February 15, 2002     LIBOR Telerate
                                                                reset quarterly
                                                                + 0.08%

February 22, 2000         50,000,000      February 22, 2002     Federal Funds
                                                                Rate Reset daily
                                                                + 0.30%

February 22, 2000         50,000,000      February 22, 2002     LIBOR Telerate
                                                                Reset quarterly
                                                                + 0.08%

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                                                                Interest Rate/
Issuance            Principal Amount      Maturity Date         Redemption Date
--------            ----------------      -------------         ---------------

February 22, 2000   $     50,000,000      February 22, 2002     LIBOR Telerate
                                                                Reset monthly
                                                                + 0.11%

February 24, 2000         20,000,000      February 24, 2005     LIBOR Telerate
                                                                Reset quarterly
                                                                + 0.20%


March 1, 2000             30,000,000      March 3, 2003         LIBOR Telerate
                                                                Reset quarterly
                                                                + 0.12%


                   ADDITIONAL COMPANY SUBORDINATED SECURITIES


      The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Subordinated Securities" following the heading "Subordinated Medium-Term Notes, Series A" to reflect the issuance of additional Subordinated Medium-Term Notes, Series A following the date of the Prospectus:

Additional Subordinated Medium-Term Notes, Series A


We have issued $25,000,000 aggregate       The interest rate bases or formulas
principal amount of our Subordinated       applicable to Series A Notes that
Medium-Term Notes, Series A (the           bear interest at floating rates are
"Series A Notes") since the date of        indicated in the table below. The
the Prospectus. In the table below we      Series A Notes are not subject to a
specify the following terms of those       sinking fund and are not redeemable
Series A Notes:                            unless a redemption date is indicated
o    Issuance date;                        below. Unless otherwise indicated
o    Principal amount;                     below, Series A Notes that are
o    Maturity date;                        redeemable are redeemable at 100% of
o    Interest rate and redemption          their principal amount, plus accrued
     dates, if any.                        and unpaid interest, if any, to the
                                           redemption date.


                                                                Interest Rate/
Issuance            Principal Amount      Maturity Date         Redemption Date
--------            ----------------      -------------         ---------------

February 28, 2000        $25,000,000      March 2, 2015         8.05%